Exhibit 10.30

April 10, 2018

PERSONAL AND CONFIDENTIAL

Mr. Jay E McGregor
16814 Tulip Tree Court
Canyon Country, CA

Dear Jay:

This is to confirm the terms and conditions of your offer of employment with Nautilus Inc. as Vice President General Manager, North America Retail. Your employment will begin on May 1, 2018. I have also enclosed a Business Protection Agreement that is part of the standard employment package. This letter is intended to highlight the material aspects of the offer. If accepted, we will enter into a standard employment agreement. You should feel free to raise any questions regarding the offer or those documents with either Wayne Bolio or me.

Your offer of employment with the Company will be on the following terms:

1. Annual base salary in the amount of $235,000.

2. 5,000 restricted stock units in accordance with the terms of the Company's 2015 Long Term Incentive Plan. Under the terms of the grant document, these units will cliff vest after 3 years of employment. You will also be eligible for additional Long Term Incentive grants in the discretion of the Board of Directors at the same time as other Executives.

3. Eligible to participate in the company's Short-Term Incentive plan in 2018 at a target of 50% of your base salary earned in 2018, on the same basis as other members of the senior management team and premised on Company performance objectives and individual personal goals. The Short-Term Incentive plan also allows you to earn an additional 50% of your target range if all performance objectives are exceeded, resulting in a potential maximum of 75% of base salary earned in 2018. Additional information regarding this program is available in the Plan document.

4. A one-time signing bonus of $25,000, less applicable taxes, upon the beginning of employment. The bonus will vest in 1/12 increments beginning in your first month of employment and over the next 12 months. Should you resign from the Company or be terminated for cause before 12 months of employment you agree to re-pay a pro rata amount of that bonus for any remaining time that you are no longer employed. For example, if you begin employment on January 1 and resign June 30th, you will repay 6/12 of the signing bonus to reflect the fact that you resigned 6 months before fulfilling the 12-month commitment.

5. Severance benefits in the amount of 4 months in the event you are terminated without cause. Health benefits will also extend over the 4-month severance period on the same basis as if you were an active employee.

6. Four weeks of vacation.

7. Relocation assistance in connection with your relocation from California to the Vancouver area. This will consist of the movement of your household goods paid by Nautilus up to a maximum of $25,000. In addition, the Company will provide temporary lodging, if needed, for up to 6 months after you begin employment as well as two house hunting trips for you and your family.

Provided you satisfy the eligibility criteria, you may participate in Nautilus, Inc.'s generally applicable benefit programs. Details about current benefit programs, including policies concerning medical insurance coverage, are contained in the Benefits section of the Company's on-line Employee Policies and the Summary Plan Descriptions for those benefit plans. A condition of your employment is complying with the guidelines set forth in the Company policies, as well as Company rules, procedures and the terms of your employment application. Of course, all Company policies, including policies regarding medical coverage and other employee benefits, may be amended by the Company from time to time or discontinued, in the Company's sole discretion.

Nautilus Inc. generally obtains background information on all prospective employees including in many instances reference checks, drug screening and a criminal background check. As such, this offer is contingent upon the Company completing these background checks without the disclosure of adverse information.

This offer is also contingent upon your signing the following forms:

Business Protection Agreement: This document refers to the non-disclosure of confidential information, ownership of inventions and contains certain non-compete protections. The Company requires all employees to sign this document prior to employment.

Employment Eligibility Verification Form (Form I-9): We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file for all Company employees.

Jay, we have great expectations for the contributions you can bring to Nautilus. We believe you will make an excellent addition to the executive team and we look forward to you becoming part of our exciting future.

Very truly yours,

William McMahon, COO

Sign below to accept Nautilus, Inc.'s offer of employment under the terms outlined in this letter.

[signature]	4/10/18
Jay McGregor	**Date**